EXHIBIT (11.2)


THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
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CALCULATION OF FULLY DILUTED NET EARNINGS PER COMMON AND COMMON
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EQUIVALENT SHARE (1)
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(All amounts in thousands, except per share amounts)

                                                     First Quarter Ended
                                                    --------------------
                                                     March 31,   April 2,
                                                       1996         1995
                                                     -------     -------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                   $36,346     $61,742
                                                     =======     =======
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS:
  Shares used in calculating primary earnings
   per share                                          53,472      57,668

  Additional dilutive effect of stock options after
   application of treasury stock method                   25          43
                                                     -------     -------
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS                                  53,497      57,711
                                                     =======     =======
FULLY DILUTED NET EARNINGS PER COMMON AND
 COMMON EQUIVALENT SHARE                             $   .68      $ 1.07
                                                     =======     =======


(1) This calculation is submitted in accordance with 17 CFR
229.601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.